UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2009
PROLOGIS
(Exact name of registrant as specified in charter)

Maryland	1-12846	74-2604728
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of Incorporation)		No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (303) 567-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 9, 2009, ProLogis entered into a supplemental agreement with an affiliate of GIC Real Estate (“GIC RE”), the real estate investment company of the Government of Singapore Investment Corporation, which amended the previously announced agreement pursuant to which affiliates of GIC RE agreed to acquire ProLogis’s operations in China and property fund interests in Japan.
     The supplemental agreement was entered into in connection with the closing of the transaction and provides that funding of the $1.3 billion aggregate purchase price will occur in two phases; $500 million was received by ProLogis upon closing and the remaining $800 million will be funded upon completion of year-end audits of certain entities, which the company expects to provide as soon as possible, but no later than early in the second quarter. In the event that the audits reflect a material disparity from the unaudited year-end information previously furnished to GIC RE, GIC RE will have the option to unwind the entire transaction at the expense of ProLogis.
Item 2.06. Material Impairments.
     In accordance with Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), ProLogis has classified all of the assets and liabilities associated with its China operations as Assets and Liabilities Held for Sale in its Consolidated Balance Sheet as of December 31, 2008. In connection with the consummation of the closing of the sale of ProLogis’s operations in China, ProLogis recognized an impairment of $198.2 million that is included in Discontinued Operations in the fourth quarter of 2008. ProLogis recognized such impairment based on the carrying values of these assets and liabilities, as compared with the estimated sales proceeds less costs to sell.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Date: February 12, 2009	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary